Exhibit 11 - Statement Re:  Computation of Earnings Per Share

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
                                                 Three Months Ended          Nine Months Ended
                                              November 1,   November 2,   November 1,   November 2,
                                                 1997          1996          1997          1996
                                              ----------------------------------------------------
                                                      (In Thousands, except per share data)

Average shares outstanding                       63,993        64,408        64,026        55,892

Income (loss) before extraordinary charge      $ 30,252      $ 15,810      $ 28,686      $ (9,796)
                                               ========      ========      ========      ========


Net income (loss)                              $ 30,252      $  9,355      $ 25,344      $(19,591)
                                               ========      ========      ========      ========

Per share amounts:
Income (loss) before extraordinary charge      $   0.47      $   0.25      $   0.45      $  (0.18)
                                               ========      ========      ========      ========

Net income (loss)                              $   0.47      $   0.15      $   0.40      $  (0.35)
                                               ========      ========      ========      ========
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